                                                                    EXHIBIT 12.3

                             COMPUTATION OF RATIO OF TOTAL DEBT TO EBITDA (AS DEFINED)

                                          1995           1996        1997       1998         1999
Total debt                              $32,074       $ 19,124    $ 50,000   $ 45,000     $266,557
EBITDA (as defined)                      13,168         17,213      24,522     43,547       50,562
                                        -------       --------    --------   --------     --------
Ratio                                       2.4            1.1         2.0        1.0          5.3
                                        =======       ========    ========   ========     ========


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